Exhibit 99.1

Corporate Communications
News Release	938 University Park Boulevard, Suite 200	Phone: 801-779-4600
Clearfield, UT 84015

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-779-4625	Phone: 801-779-4614
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Completes Acquisition of BRG Sports, Inc.’s Action Sports Division

Bell, Giro, C-Preme and Blackburn Brands Balance Vista Outdoor Segment Mix

Acquisition Creates Leadership Position in Cycling and Snow Sports Equipment

Clearfield, Utah, April 4, 2016 –Today, Vista Outdoor Inc. (NYSE: VSTO) announced that on April 1, 2016, it completed the acquisition of BRG Sports Inc.’s (BRG Sports) Action Sports division, which was operated by Bell Sports Corp. The acquisition includes the market-leading brands Bell and Giro, and C-Preme and Blackburn.

“Leveraging a disciplined process, Vista Outdoor has completed our third acquisition within the Outdoor Products segment within our first 14 months, creating a balanced offering of leading brands for outdoor enthusiasts,” said Vista Outdoor’s Chairman and Chief Executive Officer Mark DeYoung. “The newly acquired brands strengthen our ability to provide a broad suite of innovative, high-quality products to specialty outdoor shops, wholesalers and leading outdoor product retailers. Combined with CamelBak and Bollé, the Action Sports brands position Vista Outdoor as the leader in cycling and snow sports equipment in North America and Europe. We are committed to the successful integration of Action Sports and the continued execution of our strategic growth strategy.”

On February 25, 2016, Vista Outdoor announced it had entered into a definitive agreement to acquire BRG Sports’ Action Sports division. Under the terms of the transaction, Vista Outdoor paid $400 million with additional contingent consideration payable if incremental profitability growth milestones within the Bell Powersports product line are achieved. Vista Outdoor expects calendar year 2016 net sales for the Action Sports division of approximately $350 million. The purchase price represents an effective multiple of approximately 10x the expected calendar year 2016 EBITDA for the acquired brands. Vista Outdoor financed the acquisition through a combination of cash on hand, drawings on its revolving credit facility and increased Term Loan A borrowings of approximately $300 million. Absent transaction and transition costs, Vista Outdoor expects the acquisition to be accretive to FY17 earnings per share. Vista Outdoor will incorporate the financial impact of the acquisition in its full-year FY17 guidance and will provide more information on the transaction as part of its Fiscal Year 2016 fourth quarter and full-year earnings press release and webcast in May. Vista Outdoor’s updated investor overview presentation reflects information regarding the transaction and can be found on the company’s website at http://investors.vistaoutdoor.com/.

Vista Outdoor’s acquisition included BRG Sports’ Action Sports division, while BRG Sports retains ownership of Riddell. The Action Sports brands are product category leaders, best-in-class innovators and industry pioneers in premium protective gear and related accessories. Bell, Giro, C-Preme and Blackburn set the standard for innovation and excellence in cycling, snow, action and powersports. Action Sports remains headquartered in Scotts Valley, California and operates facilities in the U.S., Canada, Europe and Asia. The acquisition of Action Sports includes more than 600 employees worldwide.

Reed Smith LLP acted as legal advisor to Vista Outdoor.

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Shooting Sports and Outdoor Products, and has a portfolio of well-recognized brands that provide consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia, Australia, Canada, Europe and New Zealand.

Cautionary Note Regarding Forward-looking Statements
Certain statements in this press release, including statements regarding the transaction with BRG Sports, Inc, the expected future financial performance of the Action Sports division acquired as part of the transaction, and the impact of that performance on Vista Outdoor, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements. All such forward-looking statements involve estimates and assumptions and are subject to a number of risks and uncertainties, many of which are beyond Vista Outdoor’s control, which could cause actual results to differ materially from the expectations described in the forward-looking statements. Among those risks and uncertainties are: assumptions regarding demand for Action Sports’ products; risk that anticipated benefits and cost savings from the transaction may not be fully realized or may take longer than expected to realize; the ability of Vista Outdoor to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of Action Sports; costs or difficulties related to the integration of the Action Sports business; and changes in the business, industry or economic conditions or competitive environment. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and the statements contained herein, please refer to Vista Outdoor's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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